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                                                           EXHIBIT 21  1996 10-K

                            F&M BANCORPORATION, INC.

                              LIST OF SUBSIDIARIES

F&M Bank-Kaukauna*

F&M Merger Corporation

         F&M Bank-East Troy*

         F&M Bank-Fennimore*

         F&M Bank-Kiel*

         F&M Bank-Lakeland*

         F&M Bank-Northeast*

         F&M Bank-Portage County*

         F&M Bank-Potosi*

         F&M Bank-Superior*

         F&M Bank-Winnebago County*

BancUnion Corporation

         F&M Bank-Lancaster*

F&M Bank-Algoma*

F&M Bank-Appleton*

F&M Bank-Brodhead

F&M Bank-Hilbert*

F&M Bank-New London*

F&M Bank-Waushara County*

         Each of the above named subsidiaries is organized and existing under the laws of the State of Wisconsin.

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         *Each of these banks has a subsidiary organized and existing under the laws of the State of Nevada which holds and manages that bank's investments.